Exhibit 10.17

Ohr Pharmaceutical, Inc
1245 Brickyard Road, #590
Salt lake City, Utah 84106
801-433-2000  ph
801-433-2222 fx

February 26, 2010

Sam Backenroth
1620 Avenue I
Apartment 310
Brooklyn, NY 11230

Dear Sam:

On behalf of Ohr Pharmaceutical Inc., I am pleased to offer you employment as VP of Business Development and Interim Chief Financial Officer for Ohr, reporting to the Board of Directors.  Your base salary will be at a bi-weekly rate of $2,384.61 which is annualized at a rate of $62,000. Your start date will be Monday, April 12, 2010.

You will be granted incentive stock options to purchase 200,000 shares of Ohr common stock at $0.50, 120,000 options will vest immediately upon your employment and the rest will vest on an annual basis of 20,000 options per installment whole employed at Ohr.  You will also receive a bonus of 50,000 shares for each year of your employment. In the event that Ohr closes a multimillion dollar financing, at your option, your bonus can be substituted with $20,000 in cash.

Your employment will renew automatically on an annual basis, and your compensation arrangement will be subject to an annual review (on or prior to the anniversary of this letter) by the Board of Directors, under terms and conditions mutually acceptable to both parties. This is the full and complete agreement between us on this term.  This provision can only be modified in writing signed by both you and an officer of the Company.

Your employment pursuant to this offer is contingent on you signing a Proprietary Information and Inventions Agreement, covering the ownership of any intellectual property developed by you and confidentiality obligations.

We very much hope that you will accept our offer and look forward to having you on the team.

Sincerely yours,

Andrew Limpert
Interim CEO

I accept the offer of employment above.

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